Exhibit 99.1

Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Phone: 212-825-3210

Unigene Laboratories Appoints Robert F. Hendrickson,

Former Merck Executive, to Board

FAIRFIELD, N.J. – July 13, 2004 — Unigene Laboratories, Inc. (OTCBB: UGNE) has appointed Robert F. Hendrickson to its Board of Directors. Mr. Hendrickson will complete the term of Dr. Thomas A. Picone, who is leaving the Board to devote his energies exclusively to his position as Vice President of Strategic Alliances at Schering Plough.

Mr. Hendrickson, who previously served as a director of Unigene from 1997 through 2001, was formerly Senior Vice President of Manufacturing and Technology for Merck & Co., Inc. Following his retirement from Merck, he has served as a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues. Additionally, he has been a director of several biotechnology companies and currently is a director of Cytogen Corp.

“It is a pleasure to welcome Bob back to the Board and we look forward to his continued advice and guidance,” commented Dr. Warren Levy, President and CEO of Unigene. “At the same time we thank Tom for his contributions to Unigene during the past year and wish him great success at Schering Plough.”

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Unigene has licensed the U.S. rights for its nasal calcitonin product to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene has received an approvable letter from the FDA for Fortical®, its nasal calcitonin product for the treatment of osteoporosis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon Unigene Laboratories, Inc.’s management’s current expectations, estimates, beliefs, assumptions, and projections about Unigene’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These risks and uncertainties include the risks associated with the effect of changing economic conditions, trends in the products markets, variations in Unigene’s cash flow, market acceptance risks, technical development risks and other risk factors detailed in Unigene’s Securities and Exchange Commission filings.